One North Central Avenue ▪ Phoenix, AZ 85004	Financial Contacts:		Media Contact:
	Kathleen L. Quirk	David P. Joint	William L. Collier
	(602) 366-8016	(504) 582-4203	(504) 582-1750

Freeport-McMoRan Copper & Gold Inc. Announces
Increase in Common Stock Dividend to $1.75 per Share
and New Share Purchase Program

PHOENIX, AZ, December 4, 2007 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that its Board of Directors has authorized an increase in its annual common stock dividend from $1.25 per share to $1.75 per share.  The dividend will be payable quarterly ($0.4375 per share) beginning with the February 2008 dividend payment.

FCX also announced today that its Board of Directors approved a new open market share purchase program authorizing purchases totaling 20 million shares.  The timing of future purchases is dependent upon many factors including the company’s operating results, cash flow and financial position, the market price of the common shares and general economic and market conditions.

James R. Moffett, Chairman of the Board of FCX, and Richard C. Adkerson, FCX’s Chief Executive Officer, said, “With the anticipated repayment of our term debt by year end, we will have reduced debt by more than $10 billion since our March 2007 acquisition of Phelps Dodge, achieving our debt reduction objectives 2-3 years sooner than initially targeted.  This has enabled us to take a first step of increasing cash returns to shareholders through a 40 percent increase in our common dividend.  The Board's authorization of a new share purchase program will enable us to purchase shares from time to time in future periods as we generate cash flows in excess of our capital expenditures and other cash requirements.  Our financial policy will be reviewed on an ongoing basis and will be designed to maintain a strong balance sheet, enable financial flexibility to invest in organic growth and provide strong cash returns to shareholders subject to market conditions.”

FCX has approximately 382 million shares of common stock outstanding and approximately 444 million assuming conversion of FCX’s convertible securities.

FCX is a leading international mining company with headquarters in Phoenix, Arizona.  FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum.  FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world’s largest producer of molybdenum.

The company's portfolio of assets include the Grasberg mining complex, the world's largest copper and gold mine in terms of reserves, significant mining operations in the Americas, including the large scale Morenci/Safford minerals district in North America and the Cerro Verde and El Abra operations in South America, and the potential world-class Tenke Fungurume development project in the Democratic Republic of Congo.  Additional information about FCX is available on our web site at www.fcx.com.

Cautionary Statement.  This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding timing of dividend payments and open market purchases of FCX common stock.  The declaration and payment of dividends is at the discretion of the Company's Board of Directors and will depend on the Company's financial results, cash requirements, future prospects, and other factors deemed relevant by the Board. Additionally, important factors that might cause future results to differ from these projections include mine sequencing, production rates, industry risks, commodity prices, political risks, weather-related risks, labor relations, currency translation risks and other factors described in FCX's first quarter 2007 Form 10-Q filed with the Securities and Exchange Commission.
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